EXHIBIT 10.44.1

NATIONWIDE FINANCIAL SERVICES, INC.

SECOND AMENDED AND RESTATED

STOCK RETAINER PLAN FOR NON-EMPLOYEE DIRECTORS

Form of Deferred Stock Units Award Agreement – Share Settlement

[Date]

[Name]

[Address]

[City, State, Zip]

Dear [                    ]:

In accordance with the terms of the Nationwide Financial Services, Inc. Second Amended and Restated Stock Retainer Plan for Non-Employee Directors (the “Plan”) and this award agreement (the “Award Agreement”), Nationwide Financial Services, Inc. (“the Company”) hereby grants to you, as part of your retainer for service on the Company’s Board of Directors (the “Board”) in 200_, an award of Deferred Stock Units (the “DSU Award”), as set forth below:

Overview of Your DSU Award

Number of Deferred Stock Units Granted:	[ ]

Date of Grant:	[ ], 200

It is understood and agreed that the DSU Award evidenced by this Award Agreement is subject to the following additional terms and conditions.

1.

Nature and Settlement of Award. This DSU Award represents an unfunded and unsecured promise by the Company to issue shares of the Company’s common stock (the “Common Stock”) to you at the time of settlement. This DSU Award is not a share of Common Stock and does not entitle you to receive dividends or voting rights unless and until shares of Common Stock are issued upon settlement of the DSU Award. Settlement of your DSU Award will occur upon the date of your termination of service on the Board, or as soon as practicable thereafter. At the time of settlement, the Company shall deliver to you one share of Common Stock for each Deferred Stock Unit subject to this Award Agreement at the time of settlement.

2.

Adjustments and Increases to Reflect Dividends. The number of Deferred Stock Units under this Award Agreement is subject to adjustment pursuant to Section 8 (“Adjustments”) of the Plan. In addition, the number of Deferred Stock Units under this Award Agreement shall be increased to the extent dividends are declared on shares of Common Stock, as provided in Section 6(b) of the Plan.

3.	Transferability. Unless otherwise determined by the Committee (as defined in the Plan), DSUs may not be transferred in any manner otherwise than by will or by the laws of descent or distribution.

Please refer any questions you may have regarding your DSU Award to [Beth Owens (614) 249-3544 in the Executive Performance and Rewards department of the Company].

Sincerely,

Nationwide Financial Services, Inc.

[Terri L. Hill]

[Executive Vice President- Chief Administrative Officer]

Please acknowledge receipt of the Plan and this Award Agreement and your agreement to the terms and conditions thereof, by signing the following representation:

Acknowledgement

By signing a copy of this Award Agreement and returning it to [Beth Owens, Executive Performance and Rewards (1-26-11) of the Company], I acknowledge that I have received a copy of the Plan, and that I have read and understand the Plan and this Award Agreement and agree to the terms and conditions thereof. I further agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.

[Participant’s Name]

Please note: Sign and return one copy of this Award Agreement to [Beth Owens 1-26-11—Executive Performance and Rewards] and retain one copy for your records.

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